EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--312,
Defined Asset Funds (California, New York and Virginia Trusts):

We consent to the use in this Registration Statement No. 333-26481 of our report dated June 13, 1997, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--312, Defined Asset Funds (California, New York and Virginia Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
June 13, 1997